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                                                                     EXHIBIT (d)


                                XEROX CORPORATION
                               800 LONG RIDGE ROAD
                               STAMFORD, CT 06904


                                February 12, 2001



Mr. John L. McGannon
President and Chief Executive Officer
Document Sciences Corporation
6339 Paseo del Lago
Carlsbad, CA  92009

Dear Jack:

         As you know, the Board of Directors of Document Sciences Corporation (the "Company") today approved a tender offer (the "Offer") for up to 6,000,000 shares of the Company's Common Stock at a price of $2.00 per share. One of the principal purposes of the Offer is the Board's desire to reduce the ownership of Xerox Corporation ("Xerox") to substantially below 50% from its current level of almost 62%. We are not opposed to the Company achieving that goal, and this letter will memorialize our understandings in order to achieve a reduction in Xerox's ownership in the Company.

         Xerox currently owns 6,754,500 shares of the Company's Common Stock (the "Xerox Shares"). Xerox hereby agrees to tender pursuant to the Offer, and not withdraw, all of the Xerox Shares; provided that in no event will the Company accept for payment Xerox Shares that would cause Xerox's ownership interest in the Company to be below 19.9% (the "Minimum Percentage Interest"). We understand that the Xerox Shares will be subject to proration on the same basis as all other shareholders of the Company who tender shares pursuant to the Offer and do not withdraw them prior to the expiration of the Offer.

         In order to further assist the Company in achieving its objective, Xerox hereby grants to the Company an option (the "Option") to purchase up to 2,000,000 of the Xerox Shares which are not purchased pursuant to the Offer, it being understood that the actual number of Xerox Shares for which the Option maybe exercised shall be subject to Xerox maintaining the Minimum Percentage Interest after the exercise of the Option. The Option will be exercisable for a period of 10 business days beginning on the 11th business day after the expiration of the Offer. The Company can exercise the Option during that period by sending written notice to Xerox which must be received before the end of that period. Your notice will indicate the number of Xerox Shares being purchased pursuant to the Option (the "Option Shares") and will indicate a date (no more than five business days from the date of the notice) when the Option Shares are to be purchased by the Company (the "Closing Date"). The aggregate purchase price for the Option Shares shall be $2.00 multiplied by the number of Option Shares (the "Purchase Price"). The first $2 million of the Purchase Price shall be represented by a promissory note in

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Mr. John L. McGannon
February 12, 2001
Page 2



the form of Exhibit A hereto and due and payable in full on the first anniversary of the expiration date of the Offer. If the Purchase Price exceeds $2 million, the excess shall be represented by a promissory note in the form of Exhibit A hereto and due and payable in full on the second anniversary of the expiration date of the Offer. The interest rate on each note shall be 100 basis points above the prime rate as announced by Citibank N.A. as of the expiration date of the Offer. In the event that the Company defaults in the payment of principal or unpaid accrued interest of either note when due and payable, such note shall be convertible into shares of the Company's Common Stock during such period of time and under such terms and conditions as set forth in the form of promissory note attached as Exhibit A hereto.

         Please indicate your acceptance of the foregoing by signing in the space indicated below.

                                        Sincerely yours,
                                        XEROX CORPORATION

                                        By: /s/ Brian E. Stern
                                            ------------------------------------
                                                       Brian E. Stern



The above is agreed and accepted
as of the date set forth.

DOCUMENT SCIENCES CORPORATION

By: /s/ John L. McGannon
    -------------------------------
    John L. McGannon,
    President and Chief Executive Officer

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                                    EXHIBIT A

                                 PROMISSORY NOTE

                                                        ____________, California
$_________________                                      __________________, 2001



         FOR VALUE RECEIVED, the undersigned, Document Sciences Corporation, a Delaware corporation (the "Company"), promises to pay to the order of Xerox Corporation (together with its successors in title and assigns, "Xerox") at 800 Long Ridge Road, Stamford, CT 06904, or at such other place as Xerox shall designate to the Company in writing, the principal sum of ____________________ ($______________), together with all accrued and unpaid interest, on _________, 200_ (the "Maturity Date"). From the date hereof through the Maturity Date, interest shall accrue on the entire principal sum at the rate of ____% per year, based on a year of 365 days and actual days elapsed. On the Maturity Date, accrued unpaid interest shall compound (and shall continue to thereafter compound monthly) and thereafter shall accrue on the entire principal sum and any compounded interest at a rate equal to the lesser of 18% per year or the maximum rate allowed by applicable law, based on a year of 365 days and actual days elapsed.

         The Company has the right to prepay the whole or any part of the principal amount of this Note (together with accrued and unpaid interest on the full principal amount then outstanding) at any time and from time to time.

         In the event that the Company defaults in the payment of principal or unpaid accrued interest of this Note on the Maturity Date, then Xerox shall have the right, at its option, at any time following such default and before payment in full of all amounts due hereunder, to convert the entire unpaid amount of principal and accrued interest due under this Note, or any portion thereof, into shares of the Company's common stock, $.001 par value per share (the "Common Stock"). The number of shares of Common Stock into which this Note may be converted shall be equal to the quotient obtained by dividing (i) the unpaid principal amount of this Note plus any accrued and unpaid interest that Xerox desires to convert (ii) by $2.00. No fractional shares of the Company's Common Stock will be issued upon any conversion of this Note, and in lieu thereof, the Company will pay to Xerox in cash the amount that would otherwise be converted into such fractional share. Upon conversion, Xerox shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense (including payment of any issue or transfer tax), the Company will, as soon as practicable thereafter, issue and deliver to Xerox a certificate or certificates for the number of shares of the Company's Common Stock to which Xerox is entitled upon such conversion, together with any other property to which Xerox is entitled upon such conversion under the terms of this Note, including a check payable to Xerox for any cash amounts payable for any fractional share. If less than the whole amount due under this Note is

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converted by Xerox, the Company will also issue a new note to Xerox on the same terms as this Note and in a principal amount equal to the unconverted amount due under this Note. Upon conversion in full of all amounts due under this Note, the Company will be forever released from all of its obligations and liabilities under this Note.

          The Company shall at all times on and after the date hereof reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of its Common Stock shall not be sufficient to effect the conversion of the entire outstanding amount of principal and accrued unpaid interest at any time due under this Note, in addition to such other remedies as shall be available to Xerox, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         Prior to any conversion under this Note, the Company may require Xerox to provide written representations along with other information appropriate in light of applicable securities laws, rules and regulations, and if securities are issued without registration, a legend to this effect (together with any other legends deemed appropriate by the Company) may be endorsed upon the securities so issued. THIS NOTE SHALL NOT BE CONVERTIBLE INTO SECURITIES OF THE COMPANY IF SUCH CONVERSION WOULD VIOLATE FEDERAL SECURITIES LAWS OR APPLICABLE STATE SECURITIES LAWS, AND THE CONVERSION OF THIS NOTE IS SUBJECT TO SUCH APPROVALS BY ANY GOVERNMENTAL OR REGULATORY AGENCY AS MAY BE REQUIRED.

         The number of shares into which this Note may be converted and the conversion price is subject to adjustment from time to time as follows:

                  (a) If the Company, at any time while this Note, or any portion thereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities or any other class or classes, this Note shall thereafter represent the right to acquire such number and kinds of securities that were subject to the conversion rights under this
         Note immediately prior to such reclassification or other change and the conversion price therefor shall be appropriately adjusted.

                  (b) If the Company, at any time while this Note, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which conversion rights under this Note exist into a different number of securities of the same class, then (1) in the case of a split or subdivision, the conversion price for such securities shall be proportionately decreased and the securities issuable upon conversion of this Note shall be proportionately increased, and (2) in the case of a combination, the conversion price for such securities shall be proportionately increased and the securities issuable upon conversion of this Note shall be proportionately decreased.


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         No delay or omission on the part of Xerox or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of Xerox or such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be bar or waiver of the same or any other right on any further occasion. This Note may only be amended or modified by a writing specifically referring to this Note and signed by the Company and Xerox.

         The Company hereby waives presentment, demand, protest, notice of dishonor and notice of any other kind in connection with the delivery, acceptance, performance and enforcement of this Note, and also hereby consents to extensions of time of payment or forbearance or any other indulgences and to any exchange or release of collateral and to the additional release of any other party or person primarily or secondarily liable, in each case without notice.

         Nothing contained in this Note shall be construed as conferring upon Xerox or any other person the right to vote or to receive notice as a stockholder in respect of meetings of stockholders, or any rights whatsoever as a stockholder of the Company, and no dividends shall be payable or accrue in respect of this Note or the shares of the Company's Common Stock obtainable upon conversion until, and only to the extent that, this Note shall have been converted; provided, however, that so long as any amount of principal or interest remains unpaid, the Company will deliver to Xerox audited annual and unaudited quarterly financial statements.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Company will make and deliver a new Note which shall carry the same rights to interest (unpaid and to accrue) carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation, in lieu of this Note.

         Regardless of any provision contained in this Note, it is expressly stipulated and agreed that the intent of Xerox and the Company is to comply at all times with all usury and other laws relating to this Note. If the laws of any applicable jurisdiction would now or hereafter render usurious, or are revised, repealed or judicially interpreted so as to render usurious, the indebtedness evidenced by this Note, or if any prepayment by the Company results in the Company's having paid any interest in excess of that permitted by law, then it is Xerox's and the Company's express intent that all excess amounts theretofore collected by Xerox be credited to the principal balance of this Note (or, if this Note has been paid in full, refunded to the Company), and the provisions of this Note immediately be deemed reformed and the amounts therefor collectible hereunder reduced, without the necessity of execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

         If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the New York (excluding the laws applicable to conflicts or choice of law). The Company agrees that any suit for the enforcement


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of this Note may be brought in the courts of New York or any federal courts sitting therein and the Company consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Company by mail at the address specified in the Letter Agreement pursuant to which this Promissory Note was issued. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.

         The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Xerox against impairment.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name as of the date first above written.

                                        DOCUMENT SCIENCES CORPORATION

                                        By:
                                           -------------------------------------
                                                     John L. McGannon,
                                           President and Chief Executive Officer


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